Exhibit 99.1
BETTER BY DESIGN
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 10166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International, Inc.
Announces Appointment of Chief Financial Officer
COPPELL, TEXAS, August 12, 2008 — Craftmade International, Inc. (Nasdaq: CRFT) announced today that its Board of Directors has appointed C. Brett Burford, age 41, to serve as the company’s Chief Financial Officer, effective August 13, 2008. Mr. Burford will replace J. Marcus Scrudder, who was named Chief Executive Officer on July 1, 2008.
Mr. Scrudder stated, “Brett brings a strong background in finance to Craftmade. I am confident that his business and financial expertise will be great assets to our company as we continue to move toward achieving our strategic plan for growth.”
Mr. Burford, has most recently served as Vice President, Commercial Finance at Cadbury Schweppes Americas Beverages (“CSAB”), the U.S. soft-drink division of London-based Cadbury Schweppes, plc. In his 11-year tenure at CSAB, Mr. Burford held several leadership roles, including Vice President of Strategic Planning, and was based for a time in London working on Cadbury’s European beverage business. Prior to joining Cadbury Schweppes, Mr. Burford held the position of Finance Director for the Associates Insurance Group, a division of Associates Corporation of North America, now owned by Citigroup.
Mr. Burford graduated from Oklahoma State University with a degree in Finance and minors in Accounting and Management Information Systems. He also holds a Master’s in Business Administration from the University of Texas at Dallas, and a Master’s of Liberal Arts from Southern Methodist University.
About Craftmade International
Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and

Press Release
Craftmade International, Inc.
August 12, 2008

manufacturing plant in Owosso, Michigan. More information about Craftmade International, Inc. can be found at www.craftmade.com.

Certain statements in this news release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results and (ii) other statements identified by words such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases.  These factors that could affect our financial and other results can be found in the risk factors section of our Form 10-K as filed with the SEC.  The forward-looking statements included in this news release are made only as of the date of publication, and we undertake no obligation to update them to reflect subsequent events or circumstances.